UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 16, 2014

Armada Oil, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55128	98-0195748
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5220 Spring Valley Road
Suite 615
Dallas, TX 75254
 (Address of principal executive offices, including zip code)

(972) 490-9595
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On October 16, 2014, Armada Oil, Inc. (the “Company,” “we,” “us” or “our”) entered into a purchase and sale agreement with Tabbs Bay Energy, LP, a Texas limited partnership, pursuant to which we will purchase from the seller its interests in, and assume certain of its obligations under, eight oil and gas leases covering approximately 576 acres in Harris County, Texas, with total current production of approximately 190 net barrels of oil per day.  We will pay the seller $16,350,000 in cash for the leases, subject to adjustment as follows: if the closing price of light sweet crude oil (WTI) for January 2015 futures on the business day prior to the closing date is equal to or greater than $84.75 per barrel, then the base purchase price will increase by $120,000, and then an additional $120,000 increase for each $1.00 increase above $84.75 in such oil price.  If such oil price on the business day prior to the closing date is less than $76.74 per barrel, then, unless the parties, in their sole discretion, agree on a purchase price, we may terminate the agreement, and the performance deposit described in the next sentence will be returned to us.  We have paid a non-refundable $100,000 performance deposit to assure our performance of our obligations under the agreement.  At closing, the performance deposit will be credited against the payment of the purchase price.  The agreement also contains a mechanism for adjustment of the purchase price in the event of discovery of certain title defects or benefits, as well as for any casualty losses prior to closing, and for failure to receive certain third-party consents.  The closing must occur by November 14, 2014, unless both parties agree to extend, or we pay an additional $100,000 performance deposit to extend that date to December 12, 2014.  If we fail to close for any reason, including our failure to obtain adequate financing, other than failure of the seller to satisfy specified conditions to our obligation to close, the seller will retain the performance deposit as agreed liquidated damages.  The agreement contains certain indemnification and other customary provisions as well as certain due diligence and other conditions to closing, and there can be no assurance that those conditions will be satisfied.

We will acquire 100% of the leasehold working interest from the surface to 50’ below the stratigraphic equivalent of the base of the Massive Frio Sand, as seen at a depth of 6,835’ in the log of the Gulf Oil Corporation Texas State Well No. 1 (API No. 4220107781) in the lands covered by the leases, subject to royalties, overriding royalties and other expense-free burdens on production that do not exceed 20% of 8/8ths, such that the net revenue interest in the leases conveyed to us will not be less than 80%.  We will also acquire a 25% working interest in all depths 50’ below the stratigraphic equivalent of the base of the Massive Frio Sand, as seen at a depth of 6,835’ in the log of the Gulf Oil Corporation Texas State Well No. 1 (API No. 4220107781), in the lands covered by the leases, subject to royalties, overriding royalties and other expense-free burdens on production.

The foregoing is a summary of the material terms and conditions of the purchase and sale agreement.

We intend to fund the payment of the purchase price and associated costs for these leases from a combination of a new bank credit facility and the sale of equity or debt securities; however, no firm commitment for a new credit facility has been received, and there can be no assurance that we will be able to obtain that or other financing on terms acceptable to us or at all, and if we fail to do so, the purchase and sale agreement will be terminated and we will forfeit the performance deposit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Armada Oil, Inc.

Date: October 22, 2014	By:
Name: Randy M. Griffin
Title: Chief Executive Officer